FOR IMMEDIATE RELEASE

DOLLAR GENERAL MAKES FINAL APPOINTMENTS

TO STRENGHTEN MERCHANDISING TEAM

GOODLETTSVILLE, TENN. (July 7, 2006) – Dollar General Corporation (NYSE: DG) has completed the realignment of its merchandising team as anticipated with several recent leadership appointments, all of whom bring extensive retail experience and expertise.

In recent weeks, the company added the following leaders to its merchandising team: Denny Zimmerman, a 25-year veteran merchant previously with 7-Eleven and American Stores; Keith Reynolds, an 18-year veteran merchant previously with Bon Ton Stores; Bryan Wheeler, a 21-year veteran merchant previously with Sears and Kmart; and Victoria Kopyar formerly with Target.

Zimmerman is the new vice president/divisional merchandise manager of non-food consumables. He and John Cosma, VP/DMM of food and perishables report to Rita Branham, senior vice president and general merchandise manager of consumables.

Reynolds joins Dollar General as the new VP/DMM of apparel and Wheeler as the new VP/DMM of home. Along with Rick McNeely, VP/DMM of seasonal, Reynolds and Wheeler report to Jim Thorpe, SVP/GMM of apparel, home and seasonal.

Kopyar is Dollar General’s senior director of product and brand development, a new position. Previously, she oversaw the candle and accessories category at Target.  Prior to that, Kopyar was an assistant vice president/audit manager at U.S. Bank in Minneapolis.

Branham, Thorpe and Kopyar report to Beryl J. Buley, division president of merchandising, marketing and global supply chain.

“Our team represents the best of both worlds – talented merchants with long, successful careers at Dollar General and skilled merchants with successful track records from a diversity of other retailers,” said Buley.  “These new additions reinforce our commitment to provide customers with the products they want and need at a great value everyday.”

DMM of Non-food Consumables Zimmerman was the national category manager for 7-Eleven for the health and beauty care and non-foods categories. Prior to that, he was the director of merchandising for the Fleming Companies. He had also previously served as a senior category manager for Pepsi-Cola Company and was the vice president of national procurement for American Stores, Inc., which operated Acme Markets, Lucky, Jewel, Jewel/Osco, Osco Drug and Sav-on Drug stores.

DMM of Apparel Reynolds was previously division merchandise manager of children’s apparel, accessories toys and gifts at Bon Ton Stores. Prior to that, he served as the division manager of Proffitt’s/McRae’s (Sak’s Inc.).

DMM of Home Wheeler was previously vice president and general merchandise manager of hardware for Sears Home Group. Prior to that, he held a number of positions of growing responsibility in the merchandising function at Kmart, most recently as the divisional vice president of hard home.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,133 neighborhood stores as of June 30, 2006.  Dollar General offers convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

 For Dollar General: Tawn Earnest (media), (615) 855-5209

                                  Emma Jo Kauffman (investors), (615) 855-5525